Oppenheimer Government Money Market Fund
NSAR Exhibit - Item 77D

Effective as of September 28, 2016, Oppenheimer Government Money Market Fund (the "Registrant") began operating as a "government money market fund," as described in the Prospectus and Statement of Additional Information dated September 28, 2016 (SEC Accession No. 0000728889-16-003716), which is hereby incorporated by reference in response to Item 77D of the Registrant's Form N-SAR.